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                                                                   EXHIBIT 10.13

                               [GLOBIX LETTERHEAD]





                                                July 15, 2002



Mr. Reid A. Meintzer
211 Hickory Drive
New Canaan, CT  06840

Dear Reid,

Welcome to Globix Corporation! This will confirm our offer for the full-time exempt position of Senior Vice President, Sales and Marketing reporting directly to the President and Chief Executive Officer. As is Globix's normal practice, all offers are contingent upon satisfactory completion of reference and background checks. Your start dale will be on July 29, 2002.

The following encompasses our offer to you:

      - Your base salary will be $7,708.33 payable semi-monthly, ($185,000.00. annualized) which salary may be increased no less frequently than annually as determined in accordance with company policy.

      - You will earn three weeks vacation per year in accordance with Globix's vacation accrual policy.

      - Upon commencement of employment, you will be eligible to receive stock options in an amount comparable to other senior executives compensation grants at an exercise price and with vesting and other provisions as determined by the Board of Directors in connection with adoption of the Company's Management Stock Option Plan.

      - Subject to your performance, you will also be eligible to participate in any other equity-based incentive compensation pleas in a manner comparable to other senior executives reporting to the President and Chief Executive Officer of Globix Corporation that may be adopted by the Board of Directors from time to time.

      - You shall be eligible to receive the equivalent of six months base salary should you be terminated without cause. Such severance amount shall he payable in six equal monthly installments. For purposes hereof, "cause" shall include, but not be limited to, (A) your conviction of a felony or misdemeanor that has a material adverse effect upon the business or reputation of Globix or any affiliate of Globix,
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            (B) that Globix has determined, after investigation by its counsel, that you have committed an act consulting a material breach of fiduciary duly, gross negligence or gross misconduct which has had, or if continued, could reasonably be expected to have, a material adverse effect on Globix or its business; (C) your willful failure or refusal to perform the duties reasonably assigned to you by the President and CEO, which willful refusal has had, or if continued, could reasonably be expected to have, a material adverse effect on Globix or any affiliate of Globix or their respective businesses or prospects, and which willful refusal has continued after you have received written warning from the President and CEO specifically advising you of where you have failed to perform and providing you with a reasonable opportunity to resume performance in accordance with such assigned duties; or (D) your failure to achieve performance objectives mutually agreed upon between you and Globix.

            Globix agrees to reimburse you for the first six months of your COBRA coverage. On a monthly basis, you will provide Globix with a cancelled check or receipt that you have made timely COBRA premium payments to the administrator of the COBRA plan. You will be reimbursed on or by the final day of the month in which you have provided documentation.

            Should you voluntarily terminate your employment with Globix or if your employment is terminated for cause, you shall not be entitled to the severance amount or COBRA reimbursement contemplated hereby.

      - You will be able to sit on outside company boards as long as the outside companies are not competitors of Globix Corporation. You can provide outside investment guidance so long as all of your time is dedicated to Globix Corporation and these other commitments do not limit or prevent you from achieving your employment goals as set out by the President and CEO of Globix Corporation.

      - You will receive a bonus of 50% of your base annual salary contingent upon attainment of Company revenue and key objectives set forth and agreed to by and with the President and Chief Executive Officer. The bonus will be earned and payable quarterly. The parties will work in good faith on a mechanism to recover lost bonus from the previous quarter in the event a full bonus is not attained. Goals and objectives are to be mutually agreed upon between the two parties.

Effective the first day of the month following your dale of hire with Globix, you will be eligible for Globix Corporation's benefits package including medical, dental, hospitalization, life insurance, long term and short term disability insurance (std is not applicable in California. This benefit is provided through the State). You will be eligible to join the 401(k) plan as defined by the terms of the trust fund document in effect. Your benefits will be discussed in detail during an orientation your first week of employment. Please bring with you a Certificate of Group Health Plan Coverage from any and all former employers. On your first day, please bring with you proof of citizenship. We will need a copy of your driver's license and social security card. If you do not have either of these, a copy of your birth certificate or passport will be sufficient.
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Globix Corporation makes this offer of employment in part bases upon your representation to Globix that you are not restrained, encumbered or limited in any way in the performance of duties under this offer of employment by any contract, covenant or other document or agreement in any form whatsoever which might (i) limit or prevent your employment; (ii) restrict your activities by virtue of a "non-competition clause" or other similar provision; (iii) purport to retain ownership over inventions, discoveries, designs and the like which you may produce or engage in during any period of employment by Globix; or (iv) in any other manner affect Globix's interests in the work product to be performed by you.

This is not an employment contract. It does not guarantee employment with or benefits from Globix Corporation or it's subsidiaries. Globix reserves the right to terminate your employment at anytime.

On behalf of everyone at Globix, I want to welcome you to our Company. Please sign and return this letter to my attention at the address set forth below. I am certain that you will be an asset to our team and we look forward to working with you. Please contact me in regard to any questions you may have regarding this offer. I can be reached at: (212) 625-7425.

                                                Sincerely,

                                                /S/ PETER K. STEVENSON

                                                Peter K. Stevenson
                                                President and Chief Executive

Agreed By:       /S/ REID A. MEINTZER
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Date:    6/1702
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